Exhibit 10.108

FOURTH AMENDMENT

TO THAT LEASE

BY AND BETWEEN

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, as Landlord

and

CORTEX PHARMACEUTICALS, INC., as Tenant

ORIGINAL LEASE DATE: JANUARY 31, 1994

THIS FOURTH AMENDMENT is made and entered into as of May 29, 2008, and hereby deletes, alters, changes supplements or amends the following Articles and/or Sections of the above-referenced Lease.

ARTICLE 1. BASIC LEASE PROVISIONS

Section 1.05	Lease Term: Effective June 1, 2009, the Lease Term shall be extended three (3) years, from fifteen (15) years to eighteen (18) years.

Section 1.06	Termination: Effective June 1, 2009, the Lease Termination Date shall be extended three (3) years, from May 31, 2009, to May 31, 2012.

Section 1.09	Minimum Monthly Rent: The Minimum Monthly Rent for the three (3) year extended Lease Term shall be as follows:

June. 1, 2009 – May 31, 2010	$36,282.38
June. 1, 2010 – May 31, 2011	$37,894.93
June. 1, 2011 – May 31, 2012	$39,507.48

Exhibit “C”:	Effective as of May 29, 2008, Exhibit “C” shall be amended to provide in full as follows:

“Tenant shall accept the Premises in its “AS-IS” condition, and Landlord shall have no obligation whatsoever to construct or provide an tenant improvements to or on behalf of Tenant; provided, however, that Landlord shall provide Tenant with an improvement allowance (the “Allowance”) in the aggregate sum of $257,198.97 (which sum represents the original $322,510.00 Allowance provided to Tenant in accordance with the provisions of the Second Amendment to Lease, less the $65,311.03 portion thereof spent by Tenant to date). Tenant may use the Allowance for soft and hard costs of tenant improvements, space planning and design, construction fees, upgrade of building systems, paint, carpet and tile, emergency power generators, and signage.

Subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, Tenant shall have the right to use contractors, subcontractors and engineers of Tenant’s choice for the construction and design of its tenant improvements. All tenant improvements shall be constructed in accordance with the requirements of applicable building codes, and shall remain subject to the requirements of Article 13 of the Lease.”

Exhibit F, Section 4.04	Option to Extend the Term of Lease shall be modified to provide in full as follows:

“Landlord hereby grants to Tenant an Option to Extend the term of this Lease for three (3) one (1)-year periods commencing upon the expiration of the initial term and any extended term hereof, as the case may be, and subject to and contingent upon each and every one of the following terms and conditions:

(i)Tenant shall give Landlord written notice of its intent to exercise this Option not earlier than twelve (12) months, nor later than nine (9) months, prior to the termination of the initial term or any applicable extended term of this Lease, as the case may be.

(ii)Both at the time of giving notice of its intent to exercise its Option and at the time any Lease pursuant to such notice is entered into, Tenant shall not be in default under any of the terms and conditions of this Lease.

(iii)In the event Tenant elects to exercise this Option to Extend its Lease, then any such Lease shall be under the same lease terms and at the prevailing market rental rate in the area as set forth in (vi) herein at the time any extension hereunder is set to commence.

(iv)In the event that Tenant notifies Landlord in writing of its intent to exercise the Option granted hereunder, Landlord shall provide Tenant within five (5) days the information set forth in subparagraph (iii) hereof. Promptly following the date that Base Rent for the option period has been determined pursuant to subparagraph (vi), below, Landlord shall deliver to Tenant a written lease extension, the subject matter of which shall be limited to only the confirmation of (a) the extension of the Lease Term for the option period, (b) the new monthly Base Rent for the option period, and (c) all other terms of the Lease remaining in full force and effect if not otherwise modified by such written lease extension. Tenant shall then have twenty (20) days from the date that Landlord has delivered to Tenant said written lease extension within which to consummate, execute and deliver to Landlord said written lease extension. In the event that such lease extension is not consummated, executed and delivered to Landlord within such 20-day period, then all rights granted to Tenant hereunder shall terminate and will be of no further force or effect.

(v) It is hereby understood and agreed that in the event Tenant elects to exercise its Option to Extend hereunder, the Premises will be accepted by Tenant on an “as-is” basis and Landlord shall have no obligation to perform any work therein unless mutually agreed upon by Landlord and Tenant.

(vi) Base Rent for each 1-year option period shall be at one hundred percent (100%) of the prevailing market rental rate in the area determined in the manner described below.

The parties shall have thirty (30) days after Landlord receives the option notice in which to agree on monthly Base Rent for the applicable extended term, including prevailing market rate increases during said extended term. If the parties are unable to agree on the minimum monthly Base Rent within that period, then within ten (10) days after the expiration of that period, then either (i) Landlord and Tenant shall appoint a mutually acceptable appraiser or broker to establish the new market rental rate and terms (“MRRT”) in the area within the next thirty (30) days (all costs associated with said appraisal shall be split equally between Landlord and Tenant), or (ii) each of Landlord and Tenant shall select and pay the appraiser or broker of their choosing to establish a MRRT within the next 30 days. If for any reason either one of the appraisals is not completed within the next 30 days as stipulated, then the appraisal that is completed at that time shall automatically become the new MRRT. If both appraisals are completed and the two appraisers/brokers cannot agree on a reasonable average MRRT then they shall immediately select a mutually acceptable appraiser, broker to establish which of the two appraisals is closest to the MRRT. Whichever appraisal is determined by the third broker/appraiser to be closest to the MRRT shall be the new MRRT. The new Base Rent shall be the MRRT as determined by said broker/appraiser.

After the new monthly Base Rent has been set for the extended term, the appraisers shall immediately notify the parties. If the Tenant objects to the new monthly Base Rent, Tenant shall have the option to have this Lease expire at the end of the existing term. Tenant’s election to allow this Lease to terminate at the end of the existing term must be exercised within fifteen (15) days after receipt of notice from the appraisers of the new monthly Base Rent. If Tenant does not exercise this election within said 15-day period, the term of this Lease shall be extended as provided in this paragraph.”

[Signatures Appear on Next Page.]

Landlord and Tenant acknowledge and accept the specific terms of this Fourth Amendment to the Lease.

LANDLORD:	TENANT:
THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation,	CORTEX PHARMACEUTICALS, INC.
By Northwestern Investment Management Company, LLC, A Delaware limited liability company, its wholly-owned affiliate and authorized representative	By:	/s/ Maria S. Messinger
Printed Name: Maria S. Messinger
Its: VP and CFO

By:	/s/ Don Morton
Printed Name: Don Morton
Its: Director – Field Asset Mgmt Dated: June 6, 2008

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